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                                                                    Exhibit 99.1


Matrix Bancorp, Inc.                                     NEWS RELEASE
1380 Lawrence Street, Suite 1400
Denver, Colorado  80204                       Contact:   David Kloos
                                                         Chief Financial Officer
                                                         (303) 595-9898

For Immediate Release Friday, July 30, 1999

                   MATRIX BANCORP, INC. ANNOUNCES CLOSING OF
                      PUBLIC OFFERING OF $27.5 MILLION IN
                         TRUST PREFERRED SECURITIES BY
                         MATRIX BANCORP CAPITAL TRUST I

Denver, July 30, 1999 - Matrix Bancorp, Inc., (NASDAQ: MTXC), announced today the closing of a public offering of 1,100,000 Trust Preferred Securities by Matrix Bancorp Capital Trust I (NASDAQ: MTXCP), a statutory business trust established by the Company in 1999 for the exclusive purpose of issuing and selling trust securities and using the proceeds to purchase the Company's Junior Subordinated Debentures. The underwriters have pending a 45-day option to purchase an additional 165,000 Trust Preferred Securities pursuant to their over-allotment option. The public offering price was $25.00 per Trust Preferred Security with a coupon rate of 10.00%.

The offering was made through an underwriting group led by Tucker Anthony Cleary Gull and U.S. Bancorp Piper Jaffray, Inc. Prior redemption is permitted under certain circumstances, such as changes in tax or regulatory capital rules. The Company intends to use the net proceeds from the sale of the junior subordinated debentures to redeem its outstanding senior subordinated notes due July 15, 2002, to make capital contributions to certain of the Company's subsidiaries to fund their operations, to redeem other higher-interest rate indebtedness when appropriate and for other general corporate purposes. The Trust Preferred Securities are guaranteed by Matrix Bancorp on a subordinated basis. A copy of the final prospectus relating to these securities can be obtained from the offices of the underwriters.

Matrix Bancorp is a unitary thrift holding company that, through its subsidiaries, focuses on traditional banking, mortgage banking and the administration of self-directed trust accounts. The Company had $1.0 billion in total assets as of June 30, 1999.